Exhibit 7

Agreement to Engage PC Booster.com ("PCB") as Internet Consultants for Used Kar parts, Inc ("UKP")

After discussing with you regarding UKP business, and the vision of its company. PCB is interested in assisting UKP with the internet consulting aspects of the construction of its website.
PCB has discussed with UKP, at length and has determined the many details of its intended website.

On the basis of such discussions, that you have made to us describing UKP and its proposed business activities, we submit to you our proposal for the terms pursuant to which PCB would be willing to provide necessary services to create an e commerce website.

  SERVICES.

  PCB agrees to provide all necessary programming and application services for the construction of the used kar parts website. PCB anticipates that the construction of the website will take approximately ninety to one hundred and twenty days.

  The PCB consultant for the programming and development process will be Mr. Omar Perez.

  PCB will interact with UKP in the development of the website throughout the entire process.

2) TERM. This agreement shall have a term of one hundred and twenty (120) days.

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  COMPENSATION.

  For the services described above, UKP agrees that PCB shall be entitled to an initial payment of $400.00;

  Balance of payment of an estimated $3,000.00 to $4,600.00 to be paid upon completion and subject to UKP approval.

4) NON-CIRCUMVENTION. UKP hereby irrevocably agrees not to circumvent, avoid, bypass, or obviate, directly or indirectly, the intent of this Agreement

  COMPLETE AGREEMENT. This Agreement contains the entire and complete understanding among the parties concerning its subject matter and all representations, agreements, arrangements and understanding between the parties, whether oral or written, have been fully merged herein and are superseded hereby.

If you are in agreement with the foregoing, please execute and return one copy of this letter to the undersigned. Thank you. We look forward to working with you.
Very Truly yours,
APPROVED AND AGREED: PCBOOSTER.Com	Used Kar Parts, Inc.
By /s/ Omar Perez Its President	By /s/ Jeannine Karklins Its President
5-15-2003	5-15-2003
Date of execution	Date of execution

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